SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
PRUDENTIAL FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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From:	Kathleen Gibson
Vice President and Corporate Secretary
Law Department

        We have begun mailing our 2002 Annual Report and Proxy Statement to shareholders. Because many of you are shareholders, I want to bring your attention to this package.

We Need Your Vote

        During the next two weeks, more than 3.6 million shareholders will receive proxy voting materials from Prudential Financial. I urge those of you who are shareholders to participate. Your vote is important.

        To make voting easier, we are once again offering the option of voting by mail, telephone or the Internet. In addition to being convenient, online and telephone voting help reduce the cost to the company for the return mailing of our voting cards.

Some Employees Will Receive More Than One Proxy Statement

        Some of you will receive more than one copy of our Proxy Statement because you participate in the Prudential Employee Savings Plan or PSI 401(k) Plan, received stock as a result of demutualization or have purchased it through a broker. Please make sure to vote all of your shares.

        If you own company stock as a result of demutualization or because you have purchased it through a broker, you will receive a copy of the company's 2002 Annual Report in your proxy package. However, proxy packages mailed to active employees who own stock through PESP or the PSI 401(k) Plan will not include a copy of the annual report.

        You can view the 2002 Annual Report online. If you do not receive a copy of the annual report as part of the proxy mailing, and you would like to receive one, you can order a printed copy online.

        Thank you for your continued support and participation.